PROSPECTUS

                             CHAPMAN HOLDINGS, INC.

      [LOGO]
                                  COMMON STOCK

                      ------------------------------------

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 2

    Chapman Holdings, Inc. common stock, par value $0.001 per share, (the "Common Stock") is quoted on the Nasdaq SmallCap Market under the symbol "CMAN."

                      ------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

    This Prospectus has been prepared for and is to be used by The Chapman Co. in connection with offers and sales of the shares of Common Stock related to market-making transactions, at prevailing prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. The Chapman Co. may act as a principal or agent in such transactions.

                      ------------------------------------

                                THE CHAPMAN CO.
                  The date of this Prospectus is April 5, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Risk Factors...............................................................................................           1
Management's Discussion and Analysis of Financial Condition and Results of Operations......................           7
Business...................................................................................................          12
Management.................................................................................................          17
Principal Stockholders.....................................................................................          19
Certain Transactions.......................................................................................          20
Description of Capital Stock...............................................................................          21
Shares Eligible for Future Sale............................................................................          22
Plan of Distribution.......................................................................................          23
Stockholder Information....................................................................................          23
Transfer Agent and Registrar...............................................................................          24
Legal Matters..............................................................................................          24
Experts....................................................................................................          24
Additional Information.....................................................................................          24
Index to Financial Statements..............................................................................         F-1

                            ------------------------

Domestic Emerging Markets-Registered Trademark- and DEM-Registered Trademark-are registered trademarks and DEM Profile-TM-, DEM Universe-TM-, DEM Company-TM-, DEM Index-TM- and the stylized C-Eagle logo are trademarks of Nathan A. Chapman, Jr.

                                  RISK FACTORS

    The words "believes," "intends," "anticipates," and "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on our current expectations and are subject to a number of risks and uncertainties. In light of these risks and uncertainties, many of which are described in detail in the risk factors set forth below, actual results could differ materially from the forward-looking statements contained in this document.

NET LOSS; RISK OF INABILITY TO MANAGE GROWTH

    We have experienced and expect to continue to experience significant growth in our business activities and the number of our employees. This growth requires increased investment in personnel, financial and management systems and controls and facilities. Unless we achieve revenue growth in line with our growth in expenses, we will continue to incurr losses. During 1998, we had a net loss of $1,130,758. Furthermore, our inability to manage such growth could have a material adverse effect on our continued operations.

    In addition, as is common in the securities industry, we continue to be highly dependent on the effective and reliable operation of its communications and information systems. We believe that our future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect the our ability to manage growth.

RISKY NATURE OF SECURITIES BUSINESS

    Our business is concentrated in the securities industry which is subject to numerous and substantial risks, particularly in volatile or illiquid markets and in markets influenced by sustained periods of low or negative economic growth. Such risks include the risk of losses resulting from:

- underwriting or ownership of securities

- trading and principal activities

- counterparty failure to meet commitments

- customer fraud

- employee errors

- misconduct and fraud (including unauthorized transactions by traders)

- failures in connection with the processing of securities transactions

    In addition, our revenue may decline in periods of reduced demand for public offerings or reduced activity in the secondary markets and when there is reduced spreads on the trading of securities.

RISKS OF MAKING A MARKET IN THINLY-TRADED ISSUES

    A key element of our strategy is to make a market in selected securities of small capitalization, emerging U.S. companies. We currently make a market in the securities of 5 small capitalization companies and we are currently in the process of obtaining approval to make a market in up to 100 small capitalization securities. Market-making activities typically require us to maintain an inventory of the securities in which we make a market. Our inventory is subject to the same risks as those faced by investors in such securities and, since we make a market in securities of small capitalization companies, our risk is typically greater than that customarily associated with investments in securities of larger, more established companies. Small emerging companies may be subject to greater earnings fluctuation, lack of established markets for products or services, more limited financial resources and less depth of experienced management. Securities of small emerging companies generally have more limited marketability and may be subject to greater price volatility than securities of larger companies. They may be dependent for management on one or a few key persons, and can be more susceptible to losses and risks of bankruptcy.

    The companies in which we make a market are traded on the Nasdaq SmallCap Market, and, in the future, may be on the OTC Bulletin Board or the Pink Sheets, where the trading market is thinner and the spread between bid and offer prices is often larger than on the major exchanges or Nasdaq National Market. The nature of these trading markets subjects us to the risk that should the need arise to liquidate our inventories in such securities, our activities could adversely affect the market price of such securities, resulting in a requirement that we sell our inventory below the price that we deem to be representative of their value. As of December 31, 1998, our inventory of market-making securities was $2,080,355. In 1998, we experienced a loss on trading of $637,957.

HIGHLY COMPETITIVE INDUSTRY

    The investment banking and brokerage industry is extremely competitive. We encounter intense competition in all aspects of the securities business and compete directly with other securities firms, a significant number of which have greater capital, experience and resources than us. Competition also exists for experienced personnel including technical personnel and account executives. In addition to competition from firms currently in the securities business, recently there has been increasing competition from other sources, such as commercial banks and insurance companies offering financial services. See "Business--Competition" for more information about the nature and extent of the competition we face.

UNPROVEN NATURE OF DOMESTIC EMERGING MARKET STRATEGY

    Our business plan emphasizes the DEM strategy which targets U.S. companies controlled by African-Americans, Asian-Americans, Hispanic-Americans and women as candidates for investment banking services. See "Business--Strategy" for a discussion of the DEM strategy. We will seek to expand our investment banking business through the implementation of its DEM strategy, by:

- earning fees from the distribution of DEM products such as investment companies with DEM-driven portfolios

- providing financial advisory and investment banking services to DEM companies

- making markets in the securities of DEM companies

    Although we have identified approximately 180 publicly-traded companies with DEM characteristics, there can be no assurance that companies meeting the DEM profile will select us for investment banking or other services.

    We have had limited corporate finance experience in a management role. Therefore our ability to provide DEM companies with investment banking services, such as management of underwriting syndicates, will require adding personnel with investment banking expertise and development of a track record in the management of underwriting syndicates. There can be no assurance that we will be able to attract, hire and retain such personnel.

    Furthermore, because a substantial number of companies meeting the DEM profile are expected to trade in the over-the-counter markets, the formation of underwriting syndicates for and the distribution of securities of such companies as well as making markets in the stocks of such companies may be more difficult than for companies having larger capitalizations and greater market liquidity.

ONGOING EXPANSION OF OPERATIONS

    We have increased our net capital in order to participate in corporate and government finance transactions. There can be no assurance that we will continue to be invited to participate in such transactions or that the number of such transactions in which we are invited to participate will grow.

    In an effort to obtain new government finance business, we have opened offices in those states with the most tax-exempt bond offerings. The addition of personnel to staff such offices together with corporate finance staff added to implement the DEM strategy has significantly increased our operating expenses. There can be no assurance that we will be able to increase our revenue in an amount sufficient to offset such increased expenses.

DEPENDENCE ON KEY PERSONNEL

    For the foreseeable future, we will place substantial reliance upon the personal efforts and abilities of Nathan A. Chapman, Jr., our President, who will not devote his full time to our activities. The loss of the services of Mr. Chapman may have a material adverse effect on our business, operations, revenue and/or business prospects. We maintain key man life insurance on Mr. Chapman in the amount of $11 million.

CERTAIN TRANSACTIONS; RELATIONSHIPS WITH OTHER CHAPMAN ENTITIES; CONFLICTS OF
  INTEREST

    Mr. Chapman, our majority stockholder, is also the majority stockholder of the parent companies of Chapman Capital Management, Inc. ("CCM") and The Chapman Insurance Agency, Inc. Several of our executive officers, including Mr. Chapman are also executive officers of such companies and The Chapman Funds, Inc., a CCM-sponsored and--managed registered investment company that includes multiple investment portfolios including The Chapman US Treasury Money Fund, DEM Equity Fund and DEM Index Fund. The common management and/or ownership among the Company and these other companies may involve potential conflicts of interest with respect to the terms of business transactions, the allocation of shared expenses and the allocation of business opportunities between the Company and such other companies. See "Certain Transactions."

    Further, because our key executives are also senior executives of other companies, our management will not be able to devote all of its time to our business affairs. Although there is no written agreement, we expect that Mr. Chapman will devote no less than 33% of his time to our operations and entities that he serves at the our request. All business transactions and allocations of overhead between us and such other companies is approved by at least a majority of the independent, outside members of the Board of Directors. Furthermore, the compensation of our President will be approved by the Compensation Committee of the Board of Directors, a majority of the members of which are independent, outside directors.

EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE/CONTROL BY PRINCIPAL
  STOCKHOLDER

    Nathan A. Chapman, Jr. holds 61.9% of the shares of our outstanding Common Stock. All of the shares held by Mr. Chapman are currently available for resale in the public market under Rule 144, promulgated pursuant to the Securities Act. As of February 28, 1998, an additional 118,047 shares, or approximately 4% of the outstanding Common Stock, where held in inventory by our subsidiary, The Chapman Co., in its capacity as market-maker for the Common Stock. All of the shares held by The Chapman Co. are available for immediate resale pursuant to this prospectus. Sales of a significant number of shares of Common Stock in the public market could have a material adverse effect on the market price of the Common Stock. Because Mr. Chapman controls a majority of the outstanding shares of Common Stock, he controls the outcome of all matters submitted to the stockholders for approval, including the election of all members of the Board of Directors. See "Principal Stockholders" for a table showing the amount of shares owned by Mr. Chapman and other stockholders.

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    Our revenue and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including:

- the number of underwriting transactions in which we participate

- access to public markets for companies in which we have invested as a principal

- the valuations of our principal investments

- the level of institutional and retail brokerage transactions,

- variations in expenditures for personnel, litigation expenses and expenses of establishing new business units

    Our revenue from an underwriting transaction is recorded only when the underwritten security commences trading. Therefore, the timing of our recognition of revenue from a significant transaction can materially affect our quarterly operating results. In addition, we could experience losses if demand for these transactions declines more quickly than our ability to change our cost structure.

REGULATORY RISKS

    Our business, and the securities industry generally, are subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations, such as the NASD, require strict compliance with their rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping and the conduct of principals and employees.

    The purpose of the extensive regulation of broker-dealers is to protect customers and the integrity of the securities markets. However, this regulation imposes significant compliance requirements on us. Failure to comply with any of the laws, rules or regulations of any independent, state or federal regulatory authority could result in a fine, injunction, suspension or expulsion from the industry, which could have a material adverse effect on our business. Although we have implemented procedures designed to achieve compliance with such laws, rules and regulations, there can be no assurance that such compliance procedures will prevent violations. Furthermore, amendments to existing statutes and regulations or the adoption of new statutes and regulations could require us to alter our methods of operation at costs which could be substantial.

NET CAPITAL REQUIREMENTS

    The Commission and the NASD have stringent provisions with respect to net capital requirements of securities firms. A significant operating loss or any charge against the net capital of our brokerage subsidiary, The Chapman Co., could adversely affect its ability to operate, expand or, depending upon the magnitude of the loss or charge, maintain its present level of business. These rules could also restrict our ability to withdraw capital from The Chapman Co., even in circumstances where The Chapman Co. has more than the minimum amount of required capital, which could limit our ability to implement our strategies.

EFFECT ON COMMON STOCK TRADING OF LIMITATIONS ON MARKET-MAKING ACTIVITIES

    Because our brokerage subsidiary, The Chapman Co., makes a market in the Common Stock, we are subject to Commission and NASD regulations that require The Chapman Co. to deliver a current market-making prospectus to purchasers when engaging in market-making transactions in the Common Stock. A "market-making" prospectus is a continuously updated prospectus that is part of an effective registration statement filed with the Commission that must be delivered to purchasers of securities from the issuer of such securities or a broker-dealer affiliate of such issuer in market-making transactions. Therefore, in the absence of a current market-making prospectus, The Chapman Co. will not be able to engage in market-making activities relating to the Common Stock. The costs of maintaining a current prospectus and the prospectus delivery requirements can increase the cost of making a market in securities to both the issuer and the broker-dealer.

    We believe that there will be sufficient market-makers for the Common Stock to maintain its SmallCap Market quotation. However, no firms are under any obligation to make a market in the Common Stock and any firm which commences market-making activities may cease such activities at any time. Further, other rules, including those relating to the use of "insider information," may prevent our registered representatives from recommending the Common Stock to their customers. To the extent that The Chapman Co. is unable to make a market in, or make recommendations regarding, the Common Stock, your ability to sell the Common Stock in the secondary market may be limited, our SmallCap Market quotation may be threatened and the price of the Common Stock may be adversely affected.

CREDIT RISKS

    We clear all transactions for our brokerage customers on a fully disclosed basis with our clearing agent, which carries and clears all customer securities accounts. The clearing agent also lends funds to our brokerage customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agent maintaining collateral in the form of salable securities, cash or cash equivalents. Pursuant to the terms of our agreement with the clearing agent, in the event our customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, we would be obligated to indemnify the clearing agent for any resulting losses.

YEAR 2000 SOFTWARE ISSUE

    As the year 2000 approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate information that employs dates after December 31, 1999. We are working with our software vendors to prepare our systems for the year 2000. Based on information currently available, we do not anticipate that we will incur significant operating expenses or be required to incur material costs to be year 2000 compliant. We are, however, still analyzing and modifying our systems and requirements. In addition, we have relationships with third parties that have computer systems that may not be year 2000 compliant. To the extent that their systems are not fully year 2000 compliant, we can not be sure that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on our business, financial condition, results of operations, or business prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Software Issue."

LEGAL PROCEEDINGS AND ARBITRATION RISKS

    Many aspects of our business involve substantial risks of liability and regulatory enforcement by state and federal regulators. Additionally, in recent years, there has been increased litigation involving participants in the securities industry. Underwriters and agents are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. Claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty are regularly made against broker-dealers. Customer claims may be made in arbitration proceedings, which claims could result in awards of compensatory and/or punitive damages against us.

CURRENT AND POTENTIAL REFORMS IN THE NASDAQ STOCK MARKET

    The Nasdaq Stock Market has come under intense scrutiny in the media and Congress during the past few years and has been the subject of Commission investigations into its operations. Concerns have been raised with respect to the size of the spreads between the price paid by investors purchasing Nasdaq-quoted securities and the dealers who process the transactions. Concerns also have been raised with respect to whether Nasdaq's listing requirements are sufficiently stringent and whether the NASD, the trade organization controlling the Nasdaq market, carefully polices Nasdaq-quoted companies. In response, the NASD has begun to boost its internal compliance and monitoring programs, including establishing a separate regulatory unit, National Association of Securities Dealers Regulation, Inc. ("NASDR"). NASDR has taken numerous steps to better monitor trading activities among dealers and to scrutinize companies' compliance with applicable standards for quotation, and has heightened its overall monitoring of small capitalization companies.

    The effects of current and proposed Nasdaq reform on the operations of brokerage firms, especially those specializing in the securities of small capitalization companies, like us, cannot be fully anticipated. The cost of compliance with any new rules, regulations and procedures instituted by the NASDR could be significant. Additionally, the implementation of stricter standards for initial and continued inclusion of companies on Nasdaq could adversely affect the prospects of small capitalization companies, the stock performance of such companies, and the liquidity of investors' investments in such companies. Increased compliance costs or the inability to attain or maintain the quotation of underwriting clients on the Nasdaq system could adversely affect our financial performance.

NO DIVIDENDS

    We have not paid any cash dividends on the Common Stock and we do not expect to declare or pay any cash dividends in the foreseeable future. We intend to retain any earnings for the foreseeable future for our continued growth. Moreover, our ability to pay dividends in the future may be restricted by our obligation to comply with the net capital rules applicable to broker-dealers. See "Business--Government Regulation--Net Capital Requirements" for a discussion of the net capital rules.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE CHAPMAN HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS DOCUMENT. THE DISCUSSION OF RESULTS, CAUSES AND TRENDS SHOULD NOT BE CONSTRUED TO IMPLY ANY CONCLUSION THAT SUCH RESULTS OR TRENDS WILL NECESSARILY CONTINUE IN THE FUTURE. WHEN USED IN THIS DOCUMENT, THE WORDS "BELIEVES," "INTENDS," "EXPECTS," "ANTICIPATES" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE LARGELY BASED ON THE CURRENT EXPECTATIONS OF MANAGEMENT AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, MANY OF WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS DOCUMENT, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

OVERVIEW AND GENERAL INDUSTRY CONDITIONS

    The primary sources of revenue of Chapman Holdings, Inc. (the "Company") are commissions earned from brokerage services and management fees. The Company's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, movement of interest rates, security valuations in the marketplace, competitive conditions, transaction volume and market liquidity. Consequently, brokerage commission revenue and investment banking fees can be volatile. While the Company seeks to maintain cost controls, a significant portion of the Company's expenses are fixed and do not vary with market activity. As a result, substantial fluctuations can occur in the Company's revenue and net income from period to period. Unless otherwise indicated, in this section, references to years are to fiscal years.

RESULTS OF OPERATIONS

    The following table reflects items in the Statements of Operations as dollar amounts and as percentages of total revenue.

                                                                            YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------------------------
                                                                       1998                           1997
                                                          ------------------------------  -----------------------------

                                                                          PERCENTAGE OF                  PERCENTAGE OF
                                                             AMOUNTS      TOTAL REVENUE     AMOUNTS      TOTAL REVENUE
                                                          -------------  ---------------  ------------  ---------------
Revenue:
  Commissions...........................................  $   2,538,436          86.5%    $  2,612,251          87.3%
  Underwriting and management fees......................        699,797          23.8          324,826          10.9
  Interest and dividends................................        334,793          11.4           54,724           1.8
  Loss on Trading.......................................       (637,957)        (21.7)              --            --
                                                          -------------         -----     ------------         -----
      Total revenue.....................................      2,935,069         100.0        2,991,801         100.0
                                                          -------------         -----     ------------         -----
Expense:
  Compensation and benefits.............................      2,185,396          74.5        1,120,753          37.4
  Brokerage and clearing fees...........................        430,989          14.7          286,505           9.6
  Communications........................................        192,408           6.5          154,364           5.2
  Occupancy and equipment...............................        460,079          15.7          355,542          11.9
  Travel and business development.......................        255,017           8.7          210,881           7.0
  Professional fees.....................................        416,267          14.2          103,431           3.5
  Other operating expense...............................        610,671          20.8          269,797           9.0
                                                          -------------         -----     ------------         -----
      Total expense.....................................      4,550,827         155.1        2,501,273          83.6
                                                          -------------         -----     ------------         -----
(Loss) income from continuing operations................     (1,615,758)        (55.1)         490,528          16.4
Income tax (benefit) provision..........................       (485,000)        (16.6)         205,000           6.9
                                                          -------------         -----     ------------         -----
(Loss) income from continuing operations................     (1,130,758)        (38.5)         285,528           9.5
Income from discontinued operations.....................             --            --           51,459           1.7
                                                          -------------         -----     ------------         -----
Net (loss) income.......................................  $  (1,130,758)        (38.5%)   $    336,987          11.2%
                                                          -------------         -----     ------------         -----
                                                          -------------         -----     ------------         -----

    FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER
     31, 1997.

    Total Revenue decreased by $56,732, or 1.9%, to $2,935,069 for 1998 from $2,991,801 for 1997. Revenue increased by $581,225 or 19.4% in 1998 before the loss related to the Company's inventory of trading stock of $637,957.

    Commission revenue decreased $73,815, or 2.8% to $2,538,436 for 1998 from $2,612,251 for 1997. This decrease was primarily due to an 88% decrease in commissions for government securities primarily related to the volume of such transactions. Increases in equities, institutional and fixed income commission of 73.2%, 19.5% and 53%, respectively, partially offset this decrease.

    Underwriting and management fees, increased by $374,971, or 115.4%, to $699,797 for 1998 from $324,826 for 1997. The increase was primarily due to an increase in management fees from municipal transactions and underwriting fees of $334,005, or 120.1%, to $612,039 for 1998 from $278,034 for 1997.

    Interest and dividend revenue increased by $280,069 to $334,793 for 1998 from $54,724 for 1997. This increase is due to higher cash balances associated with the net proceeds from the Company's public offering of common stock.

    The loss on trading accounts was $637,957 for 1998. The Company's loss on trading accounts is attributable to an unrealized loss of value on its market-making securities inventory of $404,509 and a realized loss of $74,325. A realized loss of $159,123 was recognized on sales related to trading stock of DEM, Inc.

    Total expense for 1998 increased by $2,049,554, or 81.9%, to $4,550,827 for 1998 from $2,501,273 for 1997. Total expense increased to 155.1% of total revenue for 1998 as compared to 83.6% of total revenue for 1997. Expenses increased in all areas due to increased staffing, the opening of new offices and other expansions of operations.

    Compensation and benefits increased by $1,064,643 or 95.0%, to $2,185,396 for 1998 from $1,120,753 for 1997. As a percentage of total revenue, these expenses increased to 74.5% in 1998 from 37.4% in 1997. This increase is largely due to the addition of 19 employees in connection with the Company's ongoing business expansion efforts. Compensation expense includes sales commissions paid to brokers and varies in relation to changes in commission revenue. Notwithstanding that commission revenue decreased in 1998, commissions paid to brokers increased primarily due to an increased municipal sales volume.

    Floor brokerage and clearing fees increased by $144,484, or 50.4%, to $430,989 for 1998 from $286,505 for 1997. This increase is attributable to an increase in the number of transactions and a decrease in the average dollar amount of such transactions.

    Communication expense increased by $38,044, or 24.6%, to $192,408 for 1998 from $154,364 for 1997. This increase was primarily attributable to increased usage associated with opening new offices and the Company's ongoing business expansion efforts.

    Occupancy and equipment expense increased by $104,537, or 29.4%, to $460,079 for 1998 from $355,542 for 1997 due to the opening of additional offices.

    Travel and business development expense increased by $44,136, or 20.9%, to $255,017 for 1998 from $210,881 for 1997 due to increased travel related to business development activities.

    Professional fees increased by $312,836, or 302.5%, to $416,267 for 1998 from $103,431 for 1997. The Company's increased use of legal services, professional recruiters and marketing consultants related to the growth and expansion of the Company.

    Other operating expense increased by $340,874, or 126.3%, to $610,671 for 1998 from $269,797 for 1997. This increase was attributable to increased advertising, supplies, postage and filing fees due to the growth and expansion of the Company.

    Income taxes from continuing operations decreased by $690,000 to a tax benefit of $485,000 in 1998 from a tax provision of $205,000 for 1997. This decrease was due to the loss from continuing operations.

    The Company had no income from discontinued operations in 1998 verses $51,459 for 1997.

    The Company had a net loss of $1,130,758 for 1998 verses net income of $336,987 for 1997. This change was a result of items discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's assets are reasonably liquid with a substantial majority consisting of cash and cash equivalents, investment securities, and receivables from other broker-dealers and the Company's clearing agent, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from broker-dealers and the Company's clearing agent turnover rapidly. Both the Company's total assets as well as the individual components as a percentage of total assets may vary significantly from period to period because of changes relating to customer demand, economic and market conditions, and proprietary trading strategies. The Company's total assets as of December 31, 1998 was $10,205,138.

    As a broker-dealer, the Company is subject to the net capital rules of the NASD. As such, the Company is subject to certain restrictions on the use of capital and its related liquidity. The net capital position of The Chapman Co. as of December 31, 1998 was $797,382, which was $697,382 in excess of its minimum net capital requirement.

    The Company's cash and cash equivalents was $3,089,683 as of December 31, 1998.

    Historically, the Company has financed its operations through the private placement of equity securities and cash flow from operations. The Company has not employed any significant leverage or debt. The Company intends to use debt prudently in the future and may seek to arrange for lines of credit.

    On February 26, 1998, the Company consummated an initial public offering, the Offering, of its Common Stock pursuant to which the Company received net proceeds of approximately $6,812,000.

    The Company's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of its business. These reviews take into account business needs as well as the Company's regulatory capital requirements. The Company believes that its capital structure is adequate for current operations.

EFFECTS OF INFLATION

    The Company's assets are to a large extent liquid in nature and, accordingly, may be significantly affected by inflation. Market prices of securities that the Company may hold in inventory are also influenced by changes in inflation. Moreover, the rate of inflation affects the Company's expenses, such as employee compensation, occupancy expenses and communications costs, which may not be readily recoverable in the prices of services offered to the Company's customers. To the extent inflation results in rising interest rates or has adverse effects upon the securities markets, it may adversely affect the Company's financial condition and results of operations.

YEAR 2000 SOFTWARE ISSUE

    As the Year 2000 approaches, existing software programs and operating systems must be reviewed to determine if they can accommodate information that employs dates after December 31, 1999. As of February 28, 1999, the Company has incurred direct Year 2000 compliance costs of approximately $10,000, to cover assessment of systems, internal testing, point-to-point testing, training, and replacement and modification of existing systems. A portion of the Company's Year 2000 compliance costs consisting primarily of expenses for upgraded computers, software, and communication systems will be allocated to Chapman Capital Management, Inc. ("CCM"), an affiliate of the Company, through increased charges for administrative support under its expense allocation agreement with the Company. See "Certain Transactions."

    During 1999, the Company's Year 2000 compliance costs are estimated at approximately $120,000 of which approximately $32,000 will be allocated to CCM. The Company estimates that over the next three years its total Year 2000 compliance costs will be approximately $300,000 of which approximately $95,000 will be allocated to CCM.

    Management has prepared a written plan detailing the Company's software and operating systems compliance issues for the Year 2000. The plan identifies critical and non-critical operating systems of the Company and addresses external interfaces with third-party computer systems. The Company is currently working with its hardware and software vendors and other third parties to prepare for the Year 2000. The Company anticipates that most of the necessary hardware and software renovations needed to render the Company Year 2000 compliant have been or will be completed by the first quarter of 1999. Management plans to test its systems during the second quarter of 1999 to determine the effect of its compliance efforts. According to the Company's plan, the testing phase is scheduled to be completed by June 30, 1999.

    The table below sets forth the Company's estimate of the status of certain elements of the Company's Year 2000 compliance plan:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           PHASE                 PERCENTAGE OF COMPLETION
Assessment                                               91.6%
Remediation and Renovation                               91.6%
Testing                                                  25.0%
Contingency Planning                                     37.5%

    The Company has relationships with third parties that may have computer systems that are not Year 2000 compliant. The Company has identified the third parties upon which it relies for mission-critical systems and has contacted or is contacting such third parties to confirm that their systems are in compliance with the Year 2000 requirements.

    While the Company believes that it is taking prudent and necessary action to comply with Year 2000 requirements, there can be no assurance that the Year 2000 issue will not result in information or communications systems interruptions. Any such interruptions could be expected to have a material adverse effect on the Company's business, financial condition, results of operations and business prospects and may subject the Company to liability to its clients. The Company is currently building upon its existing contingency plan in the event that the Company or third parties do not successfully complete their compliance efforts, or if vendors or third parties controlling systems critical to the Company are unable to confirm that their systems will be Year 2000 compliant. These efforts may result in additional costs in excess of current allocations and estimates.

                                    BUSINESS

GENERAL

    Chapman Holdings, Inc. (the "Company") is an African American owned and controlled holding company. The Company's full service securities brokerage and investment banking subsidiary, The Chapman Co., is registered as a broker-dealer with the Commission and in 34 states and the District of Columbia, and is a member firm of the National Association of Securities Dealers, Inc. (the "NASD"). (Unless the context otherwise indicates, the Company and The Chapman Co. are hereinafter referred to collectively as the "Company".)

    The Company is headquartered at the World Trade Center--Baltimore, 401 East Pratt Street, 28(th) Floor, Baltimore, Maryland and its telephone number is
(410) 625-9656. The Company was incorporated in Maryland on December 12, 1997. The Chapman Co. was incorporated in Maryland in 1986.

    The Company is headquartered in Baltimore, Maryland with sales offices in Alabama, California, Colorado, Illinois, Pennsylvania, Tennessee and Texas.

    The Company's primary sources of revenue are derived from brokerage services, corporate finance, and government finance activities. These activities are supported by the Company's research capabilities.

BROKERAGE SERVICES

    The Company provides brokerage services to institutional and retail clients. Commissions are charged to these clients for executing buy and sell orders for securities on national and regional exchanges and in the over-the-counter market. The Company's primary source of revenue for its brokerage business has historically been commissions generated from institutional brokerage. The Company's institutional clients include investment managers, corporate retirement plans and municipal retirement plan sponsors. The Company maintains floor broker relationships on the New York, American and Chicago Stock Exchanges and executes buy and sell orders in the over-the-counter markets. Approximately 46% and 40% of the Company's revenue during 1998 and 1997, respectively, was derived from its brokerage business.

    The Company also participates in fixed income secondary market trading in government securities primarily for fixed income investment managers, municipal treasurers and other investment professionals. This business is done on a competitive basis where the Company acts as a broker. Approximately 4% and 29% of the Company's revenue during 1998 and 1997, respectively, was derived from secondary market trading.

    As of December 31, 1998, the Company employed 12 brokers.

    The Company is a market-maker with respect to the securities of five companies.

CORPORATE FINANCE

    To date, the Company's corporate finance activities have been limited primarily to participation in syndicates. The Company has been a member of over 200 underwriting syndicates for corporate issues, substantially all of which were equity offerings. During 1998 and 1997, approximately 20% and 16%, respectively, of the Company's revenue was derived from corporate finance transactions. In 1998, over half of the Company's corporate finance revenue was derived from the sale of the stock of Chapman Capital Management Holdings, Inc., an affiliate and former subsidiary of the Company for whom the Company acted as sole underwriter. In 1997, over half of the Company's corporate finance revenue was derived from the sale of the stock of DEM, Inc. for which the Company was the sole underwriter. DEM, Inc. was a publicly-traded closed-end company managed by Chapman Capital Management, Inc., a former subsidiary of the Company.

GOVERNMENT FINANCE

    The Company participates in the tax-exempt public finance market and has managed, primarily as co-manager, over 250 transactions in 22 states and the District of Columbia, including approximately 59 transactions in the past two years. Over half of the total dollar amount of these transactions has been with jurisdictions located in Alabama, California, Pennsylvania and Tennessee.

    During 1998 and 1997, approximately 17% and 13%, respectively, of the Company's revenue was derived from management fees, financial advisory fees and selling concessions in public finance transactions. The Company currently employs four investment bankers whose primary responsibility is the development of the Company's public finance business.

STRATEGY

    The Company intends to utilize its available resources to both exploit its DEM strategic initiative and to expand its existing business activities.

    DOMESTIC EMERGING MARKETS

    The Company has implemented its Domestic Emerging Markets, or DEM, strategy pursuant to which the Company markets financial services, primarily investment banking services to domestic companies that are owned or controlled by African-Americans, Asian-Americans, Hispanic Americans or women. As part of the DEM strategy, the Company makes markets in the stocks of selected DEM companies. The Company believes that the DEM market is underserved and its DEM strategy will permit the Company to develop a market niche for its corporate finance business.

    The Company has identified approximately 180 DEM companies and seeks to establish relationships with such companies that intend to raise additional equity or debt financing. The Company's target clients are small capitalization companies traded in the over-the-counter market and privately-held companies undertaking an initial public offering. While the size of any particular offering may vary, the Company anticipates that most such transactions would range from $2 million to $15 million. The Company seeks to manage or co-manage a substantial portion of these underwritings in which it participates.

    The Company's ability to exploit its DEM strategy in the context of corporate underwritings is dependent upon its ability to identify potential clients fitting the DEM company profile and convincing such potential clients that the Company is the right investment banking firm for their needs. The Company has not conducted any independent research to test the marketability of the DEM strategy, nor has the Company engaged in any significant marketing of the strategy. Therefore, while the Company believes the concept to be viable, the level of market acceptance is largely unknown. The Company intends to devote a substantial amount of its resources to the execution of the DEM strategy.

    EXPANSION OF EXISTING BUSINESS

    The Company is expanding its existing business as follows:

    The Company is expanding its research capabilities, focusing primarily on DEM companies, hiring additional brokers and marketing specialized products to retail and institutional clients.

    In addition to the DEM corporate finance strategy discussed above, the Company is aggressively seeking larger allocations in corporate underwriting syndicates managed by other investment banking firms.

    The Company is seeking larger positions in state and local public finance transactions. As a result of its ability to undertake larger participations, the Company believes it is better positioned to seek manager roles in these transactions, entitling the Company to receive management fees in addition to selling concessions. The Company intends to expand its participation in the state and local public finance market by establishing a presence in states with major issuers of negotiated tax-exempt bonds and by seeking more assignments as manager of such transactions. The Company has identified California, New York, Texas, Illinois, Pennsylvania, Michigan, Ohio and Florida as representing over 45% of the dollar amount of aggregate tax-exempt bonds issued in the U.S. in 1997. The Company currently has offices in Texas, Illinois and Pennsylvania and has recently opened an office in California. The Company intends to use its increased capital to expand its participation in federal agency debt transactions as a member of selling groups in direct offerings and syndicates, as well as aggressively seeking management roles in these offerings.

RESEARCH

    The Company currently employs four research analysts and provides research primarily on selected DEM companies. The Company intends to substantially increase the number of DEM companies covered by its research.

    The Company has created the DEM Index which tracks the results of certain of those companies meeting the DEM profile. The Company believes that inclusion of a DEM company in the DEM Index offers certain advantages such as facilitating identification by fund managers and other institutions seeking to invest in minority or women controlled businesses. The Company will seek to earn fees from subscriptions to the DEM Index and the sale of limited information regarding the companies included in the DEM Index.

CLEARING AGENT AND CUSTOMER CREDIT

    The Company utilizes the services of RPR Clearing Services, Inc. as its clearing agent on a fully disclosed basis (the "Clearing Agent"). The Clearing Agent processes all securities transactions and maintains the accounts of customers. Customer accounts are protected through the Securities Investor Protection Corporation for up to $500,000, of which coverage for cash balances is limited to $100,000. The Company has selected the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation to act as the Company's clearing agent. The Company expects that Pershing will commence operations as the Company's clearing agent in mid-Summer 1999.

    The services of the Clearing Agent include billing, credit control, receipt and custody and delivery of securities. The Clearing Agent provides the operational support necessary to process, record and maintain securities transactions for the Company's brokerage and distribution activities. The total cost of the Clearing Agent's services to the Company is less than the cost the Company would incur to provide these services itself.

    The Clearing Agent lends funds to the Company's customers through the use of margin credit. These loans are made to customers on a secured basis, with the Clearing Agent maintaining collateral in the form of salable securities, cash or cash equivalents. Under the terms of the Company's clearing agreement, the Company indemnifies the Clearing Agent for any loss on these credit arrangements. As of December 31, 1998, the Company had approximately $2,559,189 of margin credit outstanding to its customers through its Clearing Agent. There have been no defaults on margin loans in the last two years. The net interest income to the Company from margin activities for the years ending December 31, 1997 and 1998 was not material.

GOVERNMENT REGULATION

    The securities business is subject to extensive and frequently changing federal and state laws and substantial regulation under such laws by the Commission and various state agencies and self-regulatory organizations, such as the NASD. The Company is registered as a broker-dealer with the Commission and is a member firm of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the Commission as the Company's primary regulator. The NASD adopts rules (which are subject to approval by the Commission) that govern its members and conducts periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. The Company is registered as a broker-dealer in 34 states and the District of Columbia.

    Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers.

    The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets.

    The Company's mutual fund distribution business is subject to extensive regulation as to its duties, affiliations, conduct and limitations on fees under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the regulations of the NASD. As discussed above, the Company is an NASD member. The NASD has prescribed rules (Rule 2830 of the NASD Conduct Rules) with respect to maximum commissions, charges and fees related to investment in any open-end investment company registered under the 1940 Act.

    NET CAPITAL REQUIREMENTS

    As a registered broker-dealer and a member firm of the NASD, the Company is subject to the net capital rule of the Commission. The net capital rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm's positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition. The Company has elected to compute its net capital under the standard aggregate indebtedness method permitted by the net capital rule, which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed a 15-to-1 ratio. At December 31, 1998, the Company had net capital and a net capital requirement of $797,382 and $100,000, respectively. The Company's ratio of aggregate indebtedness to net capital was
 .7 to 1.

    Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the Commission and other regulatory bodies and ultimately may require its liquidation. The Company entered into a consent agreement with the NASD regarding alleged violations of the net capital rules in late 1993 and early 1994. Pursuant to such agreement, the Company and Mr. Chapman were jointly fined $30,000 and Mr. Chapman was suspended from association with the Company for 10 days. The Company has exceeded all net capital requirements since such alleged violations. The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than a specified percentage (currently 120%) of the minimum net capital requirement. Compliance with the net capital rule could limit those operations of the Company's brokerage subsidiary that require the intensive use of capital, such as underwriting and trading activities, and also could restrict the Company's ability to withdraw capital from its operating subsidiary, which in turn, could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

COMPETITION

    The Company encounters intense competition in all aspects of its securities business and competes directly with other securities firms, a significant number of which have greater capital and other resources. In addition to competition from firms currently in the securities business, there has recently been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives. The Company believes that the principal factors affecting competition in the securities industry are the quality and abilities of professional personnel, including their ability to effectuate a firm's commitments, and the quality, range and relative prices of services and products offered.

    Although the Company may expand the financial services it can offer to its customers, it does not now offer as broad a range of financial services as national stock exchange member firms, commercial banks, insurance companies and others.

PERSONNEL

    At December 31, 1998, the Company had 35 full-time employees, including 25 registered representatives. None of the Company's personnel is covered by a collective bargaining agreement. The Company considers its relationships with its employees to be good.

LEGAL PROCEEDINGS

    Many aspects of the Company's business involve substantial risks of liability, including exposure under federal and state securities laws in connection with the underwriting and distribution of securities. The Company does not presently maintain an errors and omissions insurance policy insuring it against these risks. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages. Additionally, securities brokerage firms become parties to arbitrations brought by dissatisfied customers in the general course of business. The Company has been and is currently a party to such proceedings, none of which has resulted or is expected to result in any material liability.

PROPERTIES

    The principal executive offices of the Company are located at The World Trade Center--Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, Maryland 21202 where the Company leases approximately 10,000 square feet of office space. The lease for these premises expires in 2000. The Company leases furniture and equipment from an affiliated entity. See "Certain Transactions."

                                   MANAGEMENT

    The directors and executive officers of the Company are as follows:

NAME                                                       AGE                       PRINCIPAL POSITIONS
-----------------------------------------------------      ---      -----------------------------------------------------
Nathan A. Chapman, Jr.                                         41   President, Chairman of the Board and Director
Earl U. Bravo, Sr.                                                  Senior Vice President, Secretary, Assistant Treasurer
                                                               51   and Director
Lottie H. Shackelford                                          57   Director
Donald V. Watkins                                              49   Director
M. Lynn Ballard                                                56   Treasurer and Assistant Secretary

    The Board of Directors has designated an Audit Committee, currently consisting of its two independent Directors. The Audit Committee reviews the scope of accounting audits, reviews with the independent public accountants the corporate accounting practices and policies and recommends to whom reports should be submitted within the Company, reviews with the independent public accountants their final report, reviews with the independent public accountants overall accounting and financial controls, and is available to the independent public accountants during the year for consultation purposes. The Board of Directors has also designated a Compensation Committee of the Board of Directors, currently consisting of the two independent Directors. The Compensation Committee reviews the performance of senior management, approves the compensation of the President, recommends appropriate compensation levels for officers other than the President and approves the issuance of stock options pursuant to the Company's stock option plan. All Directors and officers of the Company serve until their successors are duly elected and qualify.

    NATHAN A. CHAPMAN, JR. has been President and Director since 1986 of The Chapman Co., President and Director since 1988 of Chapman Capital Management, Inc., President and Director of Chapman Holdings, Inc. since 1997, President and Director of Chapman Capital Management Holdings, Inc. since 1998 and President and Director of The Chapman Funds, Inc. since 1988. Mr. Chapman is a Certified Public Accountant, a General Securities Principal, Financial and Operations Principal, Registered Options Principal, and Registered Municipal Principal.

    EARL U. BRAVO, SR. has been Secretary and Assistant Treasurer since 1997 of The Chapman Co., Senior Vice President, Secretary, Assistant Treasurer and Director of Chapman Holdings, Inc. since 1997, Vice President, Secretary, Assistant Treasurer and Director of Chapman Capital Management Holdings, Inc. since 1998. Mr. Bravo is Secretary and Assistant Treasurer of The Chapman Funds, Inc. Mr. Bravo has been employed in various senior executive positions with The Chapman Co. and Chapman Capital Management, Inc. since 1990. Mr. Bravo is a General Securities Principal, Financial and Operations Principal, and Registered Representative.

    LOTTIE H. SHACKELFORD has been Executive Vice President of Global USA since 1994. From 1978 to 1992, Ms. Shackelford was City Director of Little Rock, Arkansas. In 1988 and 1989, Ms. Shackelford was Vice-Chair and Co-Chair, respectively, of the Democratic National Committee. Ms. Shackelford is a Director of The Chapman Funds, Inc and has been a Director of the Company since 1997.

    DONALD V. WATKINS has been President of Donald V. Watkins, PC, a law firm located in Birmingham, Alabama, since 1973. Mr. Watkins has been Director of Chapman Holdings, Inc. since 1997.

    M. LYNN BALLARD has been Treasurer and Assistant Secretary since 1997 of The Chapman Co., Treasurer and Assistant Secretary of Chapman Holdings, Inc. since 1997 and Chapman Capital Management Holdings, Inc. since 1998. Ms. Ballard has been employed as a senior financial executive of The Chapman Co. and Chapman Capital Management, Inc. since 1988. Ms. Ballard is Treasurer and Assistant Secretary of The Chapman Funds, Inc.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation paid by the Company during the last three fiscal years, for services rendered in all capacities to the Company and its subsidiary, The Chapman Co., to the chief executive officer and the other most highly paid executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998. No other executive officer of the Company received salary and bonus of $100,000 or more during such years.

                                                                                          ANNUAL COMPENSATION
                                                                                         ----------------------
NAME AND PRINCIPAL POSITION                                                     YEAR       SALARY      BONUS
----------------------------------------------------------------------------  ---------  ----------  ----------
Nathan A. Chapman, Jr. .....................................................       1998(1) $  200,000 $  100,000
  President                                                                        1997(2) $  159,500 $  100,000
                                                                                   1996(2) $  144,000 $  -0-

Earl U. Bravo, Sr. (1)......................................................       1998(1) $  105,000 $   10,000
  Senior Vice President, Secretary and Assistant Treasurer                         1997(2) $  100,000(3) $    5,000(3)
                                                                                   1996(3)

------------------------

(1) Includes approximately 50% allocated to CCM and The Chapman Insurance Agency, Incorporated pursuant to certain expense sharing arrangements. See "Certain Transactions."

(2) Includes amounts allocated to CCM and The Chapman Insurance Agency, Incorporated, then subsidiaries of the Company, pursuant to certain informal allocation arrangements.

(3) Annual salary and bonus received by Mr. Bravo in fiscal year ended December 31, 1996 was less than $100,000.

    The Board of Directors of the Company has established the 1998 Chapman Holdings, Inc. Omnibus Stock Plan (the "Plan") to enable the Company to grant equity compensation to the Company's directors, officers, employees and consultants. Pursuant to the Plan, 150,000 shares have been reserved for award thereunder. The Plan is administered by the Compensation Committee of the Board of Directors.

OPTION GRANTS IN LAST FISCAL YEAR

                                                          NUMBER OF     PERCENT OF TOTAL
                                                         SECURITIES          OPTIONS
                                                         UNDERLYING        GRANTED TO        EXERCISE OR
                                                           OPTIONS        EMPLOYEES IN       BASE PRICE
NAME                                                     GRANTED (#)       FISCAL YEAR        ($/SHARE)    EXPIRATION DATE
------------------------------------------------------  -------------  -------------------  -------------  ---------------
Earl U. Bravo, Sr. Senior Vice President, Secretary
  and Assistant Treasurer.............................        5,000                11%             9.50         9/28/2001

COMPENSATION OF DIRECTORS

    Directors of the Company receive no cash compensation for their service to the Company as Directors; however, they are reimbursed for all out-of-pocket expenses relating to attendance at meetings of the Board of Directors and any committee thereof. Members of the Board of Directors are eligible to receive stock options pursuant to the Plan. On September 28, 1998, Directors Watkins and Shackelford were awarded 3-year stock options to purchase 10,000 shares and 1,000 shares, respectively, at $9.50 per share, the then current market price.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock as of February 28, 1999 by (i) each person known by the Company to own beneficially 5% or more of its outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the executive compensation, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable.

                     NAME AND ADDRESS OF                        AMOUNT AND NATURE OF
                       BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP   PERCENT OF SHARES OUTSTANDING
--------------------------------------------------------------  --------------------  -------------------------------
Nathan A. Chapman, Jr. .......................................     2,170,429 shares(1)                 73.5%
  401 E. Pratt Street
  Baltimore, MD 21202
The Chapman Co. ..............................................       118,047 shares(2)                  4.0%
  401 E. Pratt Street
  Baltimore, MD 21202
Chapman Capital Management, Holdings, Inc. ...................       224,267 shares(3)                  7.6%
  401 E. Pratt Street
  Baltimore, MD 21202
Lottie H. Shackelford.........................................         1,000 shares(4)                *
  401 E. Pratt Street
  Baltimore, MD 21202
Donald V. Watkins.............................................        17,000 shares(5)                *
  401 E. Pratt Street
  Baltimore, MD 21202
Earl U. Bravo, Sr. ...........................................         6,900 shares(6)                *
  401 E. Pratt Street
  Baltimore, MD 21202
M. Lynn Ballard...............................................         5,000 shares(7)                *
  401 E. Pratt Street
  Baltimore, MD 21202
All Directors and Executive Officers as a Group...............     2,200,329 shares                   74.0%

 * Represents less than one percent of the outstanding shares of Common Stock.

(1) Includes shares held by The Chapman Co. and Chapman Capital Management Holdings, Inc. Mr. Chapman is President and Director of each of The Chapman Co. and Chapman Capital Management Holdings, Inc. and Chairman and majority stockholder of Chapman Capital Management Holdings, Inc. Mr. Chapman disclaims beneficial ownership of the shares held by The Chapman Co. and Chapman Capital Management Holdings, Inc.

(2) Represents shares held in inventory, as market-maker, that have no voting rights as long as they are held by a subsidiary of the Company.

(3) Represents shares held by Chapman Capital Management, Inc., its wholly-owned subsidiary, in investment advisory accounts over which CCM exercises voting and dispository discretion.

(4) Represents shares subject to stock options that are currently exercisable.

(5) Includes 10,000 shares subject to stock options that are currently exercisable.

(6) Includes 5,000 shares subject to stock options that are currently exercisable.

(7) Represents shares subject to stock options that are currently exercisable.

                              CERTAIN TRANSACTIONS

    On February 26, 1998, the Company and its subsidiary The Chapman Co. effected tax-free spin-off transactions pursuant to which all of the outstanding shares of stock of the former subsidiaries of The Chapman Co., Chapman Capital Management Holdings, Inc., parent of Chapman Capital Management, Inc. ("CCM") and Chapman Insurance Holdings, Inc. parent of The Chapman Insurance Agency, Inc. were distributed to the Company's stockholders.

    CCM is registered with the Commission as an investment adviser and manages funds for institutional investors and individuals on a separate account basis, for three registered open-end investment companies, DEM Equity Fund, DEM Index Fund and The Chapman U.S. Treasury Money Fund, each a portfolio of The Chapman Funds, Inc., and a private group trust for qualified employee benefit plans. The Chapman Insurance Agency, Inc. is a variable annuity provider formed primarily to serve retail clients and its operations have not been significant to date.

    Nathan A. Chapman, Jr., the President, Chairman of the Board of Directors and majority stockholder of the Company, is the President and Chairman of the Board of Directors of each of Chapman Capital Management Holdings, Inc., CCM, Chapman Insurance Holdings, Inc., The Chapman Insurance Agency, Inc. and The Chapman Funds, Inc. and majority stockholder of Chapman Capital Management Holdings, Inc. and Chapman Insurance Holdings, Inc. Earl U. Bravo, Sr., Senior Vice President, Secretary, Assistant Treasurer and a Director of the Company and
M. Lynn Ballard, Treasurer, Assistant Secretary of the Company are each senior executive officers of Chapman Capital Management Holdings, Inc., CCM, Chapman Insurance Holdings, Inc., The Chapman Insurance Agency, Inc. and The Chapman Funds, Inc. Mr. Bravo is a Director of Chapman Capital Management Holdings, Inc. Lottie H. Shackelford, a Director of the Company, is a Director of The Chapman Funds, Inc. Until its liquidation in 1998, Mr. Chapman, Mr. Bravo and Ms. Ballard served as senior executive officers and Mr. Chapman and Ms. Shackelford served as Directors of DEM, Inc., a closed-end registered investment company managed and sponsored by CCM.

    The Company acted as the underwriter, on a best efforts basis, for the sale of DEM, Inc. common stock. The Company was paid $432,008 and $0 in management fees and commissions in the years ended December 31, 1997 and December 31, 1998, respectively.

    The Company acted as the underwriter, on a best efforts basis, for the sale of Chapman Capital Management Holdings, Inc. common stock. The Company was paid $296,623 in underwriting fees and commissions in the year ended December 31, 1998.

    The Company is the distributor for The Chapman U.S. Treasury Money Fund, DEM Equity Fund and DEM Index Fund pursuant to distribution agreements between the Company and The Chapman Funds, Inc. Such distribution agreements must be extended annually for one-year periods by the board of directors of The Chapman Funds, Inc. or they expire by their terms. Further, such agreements are terminable on 60 days notice and terminate automatically upon assignment. The Company receives no compensation for the distribution of shares of The Chapman U.S. Treasury Money Fund. The DEM Index Fund had no operations in 1999. The Company was paid $14,221 in management fees and commissions in the year ended December 31, 1998 pursuant to its distribution agreement with The Chapman Funds, Inc. pertaining to the DEM Equity Fund. The Company has entered into distribution agreements with The Chapman Funds, Inc. with respect to three additional funds; however, such funds have not yet commenced operations.

    As of October 31, 1997, CCM executed a 10-year note to the Company in the amount of $771,889 accruing interest at 6.68% per annum. CCM repaid this note in full during 1998. The largest amounts owed to the Company by CCM, including this loan and CCM's allocation of shared overhead, and other advances as set forth below, were $958,302 and $800,672 during fiscal years ended December 31, 1998 and 1997, respectively.

    As of December 31, 1996, Mr. Chapman executed a promissory note to the Company in the amount of $106,923. As of February 11, 1998, Mr. Chapman executed a three-year note in the amount of $176,250 which accrues interest at 5.54% per annum and no payments of principal or interest are required until maturity, to replace the note executed December 31, 1996. On March 11, 1998, Mr. Chapman executed a three-year promissory note in the amount of $285,587 which accrues interest at 5.5% per annum. As of May 1, 1998, Mr. Chapman executed a demand promissory note in the amount of $100,000 which accrues interest at 5.5% per annum. As of December 31, 1998, Mr. Chapman executed a three-year promissory note in the amount of $51,690 which accrues interest at 4.33% per annum. As of December 31, 1997 and 1998, Mr. Chapman owed the Company $164,601 and $638,314, respectively, in connection with these notes.

    Mr. Chapman is President and Treasurer and Mr. Bravo is Secretary of Chapman General Partner One, Inc., the general partner of Chapman Limited Partnership I (the "Partnership"). The Company leases furniture and equipment from the Partnership. The lease requires monthly payments of $9,846 and contains one year renewable terms, at the option of the Company, through September 2000, at which time the Company can purchase the furniture and equipment at fair value. Rent expense under this lease agreement was $118,152 in each of 1998 and 1997 of which $0 and $9,846 were payable to the Partnership as of December 31, 1998 and 1997, respectively. Management believes that the terms of these transactions were substantially as favorable to the Company as those available from non-affiliates. The rent expense under the lease agreement has been shared equally between the Company and CCM.

    The Company shares office space, certain employees and other overhead with certain other entities controlled by Mr. Chapman including CCM and The Chapman Insurance Agency, Inc. The Company allocates compensation and benefits expense to CCM and The Chapman Insurance Agency, Inc. based on actual compensation and benefits expense and the estimated percentage of the employee's time spent performing services for each entity. The Company allocates other expenses based on estimated usage. Pursuant to such allocation arrangements, as of December 31, 1997 and 1998, CCM owed the Company $28,782 and $275,562, respectively. The Company treats such outstanding allocation amounts as normal receivables to be paid in the ordinary course of business. The common management and/or ownership among the Company and other entities controlled by Mr. Chapman may involve potential conflicts of interest. See "Risk Factors--Certain Transactions; Relationships with Other Chapman Entities; Conflicts of Interest."

    On November 10, 1998, the Company erroneously deposited $291,207 in the securities account of CCM. As of December 31, 1998, CCM owed the Company $104,270 of this amount. CCM repaid the Company in full on January 12, 1999.

    The Company and Mr. Chapman have entered into a non-exclusive, royalty-free licensing agreement pertaining to the Company's use of the DEM and Domestic Emerging Markets trademarks that are owned by Mr. Chapman.

    All transactions with affiliates of the Company are approved by a majority of the Board of Directors, including a majority of the disinterested Directors.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.001 per share.

    Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

MARYLAND LAW AND CERTAIN CHARTER PROVISIONS

    The Charter of the Company, provides that the Company shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended (the "MGCL"). If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve or have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

    Pursuant to the Agency Agreement the Company has agreed to indemnify the Agent and the Agent has agreed to indemnify the Company and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Furthermore, the Charter of the Company provides that, to the fullest extent permitted by the MGCL as it may be amended from time to time, no director or officer of the Company shall be liable to the Company or its stockholders for monetary damages arising out of events occurring at the time such person is serving as a director or officer, regardless of whether such person is a director or officer at the time of a proceeding in which liability is asserted. Under current Maryland law, the effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages from a director or officer except (i) to the extent that it is proved that the director or officer actually received an improper benefit, or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The Company has 2,953,622 shares of Common Stock outstanding, of which 1,828,115 shares or approximately 61.9% are directly held by Nathan A. Chapman, Jr. All of the shares directly held by Mr. Chapman are currently available for resale in the public market, under Rule 144, promulgated pursuant to the Securities Act. As of February 28, 1998, an additional 118,047 shares, or approximately 4% of the outstanding Common Stock, where held in inventory by the Company's subsidiary, The Chapman Co. in its capacity as market-maker for the Common Stock. All of the shares held by The Chapman Co. are available for immediate resale pursuant to this prospectus. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common

Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

    In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of: (i) 1% of the then-outstanding shares of Common Stock; or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Commission. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or volume limitations described above.

                              PLAN OF DISTRIBUTION

    This Prospectus may be used by The Chapman Co. in connection with offers and sales related to market-making transactions in shares of Common Stock effected from time to time. The Chapman Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. For a description of certain relationships and transactions between The Chapman Co. and its affiliates and the Company, see "Management," "Certain Transactions" and "Principal Stockholders." The Company has been advised by The Chapman Co. that, subject to applicable laws and regulations, The Chapman Co. currently intends to make a market in the Common Stock. However, The Chapman Co. is not obligated to do so and any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended. There can be no assurance that an active trading market will be sustained. See "Risk Factors--Risks of Low Priced Stock." The Chapman Co. has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

                            STOCKHOLDER INFORMATION

    The Common Stock is quoted on the SmallCap Market under the symbol "CMAN." As of March 17, 1999, there were approximately 28 holders of record and approximately 500 beneficial owners of the Common Stock.

PRICE RANGE PER SHARE

    Set forth below is the range of high and low bid information on the Nasdaq SmallCap Market for the Company's Common Stock for each quarter since the Company's initial public offering. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                                                                               1998
                                                                                                      ----------------------
QUARTER                                                                                                 HIGH         LOW
----------------------------------------------------------------------------------------------------  ---------      ---
January to March*...................................................................................  10              9 3/4
                                                                                                                         --
                                                                                                      ---
April to June.......................................................................................  11                 10
                                                                                                                         --
                                                                                                      ---
July to September...................................................................................  10 1/8             10
                                                                                                                         --
                                                                                                      ---
October to December.................................................................................  9 3/4           4 1/2
                                                                                                                         --
                                                                                                      ---

------------------------

* The common stock commenced trading on the Nasdaq SmallCap Market in February 1998.

DIVIDENDS

    The Company has never declared or paid cash or other dividends on its Common Stock and does not anticipate doing so in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, its financial condition, and other relevant factors. The Company intends to retain any earnings in the foreseeable future for the Company's continued growth.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is UMB Bank, N.A.

                                 LEGAL MATTERS

    The legality of the securities offered hereby has been passed upon for the Company by Venable, Baetjer and Howard, LLP.

                                    EXPERTS

    The audited consolidated financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission in Washington, DC, a Registration Statement under the Securities Act with respect to the Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, NW, Washington, DC 20549. Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Commission maintains a Web site on the Internet that will contain all future reports, proxy and information statements and other information that the Company is required to file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

    The Company will furnish to its stockholders annual reports containing financial statements for each fiscal year audited by an independent accounting firm.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Public Accountants...................................................................     F-2

Financial Statements

  Consolidated Balance Sheet as of December 31, 1998.......................................................     F-3

  Consolidated Statements of Operations for the Years Ended December 31, 1998 and 1997.....................     F-4

  Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1998 and
    1997...................................................................................................     F-5

  Consolidated Statements of Cash Flows for the Years Ended December 31, 1998 and 1997.....................     F-6

  Notes to Consolidated Financial Statements...............................................................     F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Chapman Holdings, Inc:

We have audited the accompanying consolidated balance sheet of Chapman Holdings, Inc. and Subsidiaries (a Maryland corporation) as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chapman Holdings, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the two years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /S/ARTHUR ANDERSEN LLP

Baltimore, Maryland,

    February 22, 1999

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1998

                                          ASSETS:
  Cash and cash equivalents....................................................  $3,089,683
  Cash deposits with clearing organization.....................................   2,388,600
  Investments..................................................................     203,750
  Securities owned.............................................................   2,080,355
  Receivables from brokers and dealers.........................................     331,428
  Receivables from discontinued operations.....................................      --
  Receivables from affiliates..................................................     379,832
  Income taxes receivable......................................................     294,000
  Advances to officer/employee.................................................     657,198
  Office equipment, net........................................................      37,653
  Prepaids and other assets....................................................     583,172
  Intangible assets............................................................     145,000
  Deferred tax asset...........................................................      14,467
  Net assets from discontinued operations......................................      --
                                                                                 ----------
      Total assets.............................................................  $10,205,138
                                                                                 ----------
                                                                                 ----------


                           LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable and accrued expenses........................................  $  261,457
  Margin loan payable..........................................................   2,559,189
  Accrued compensation.........................................................     242,807
  Deferred rent................................................................      78,143
  Payable to affiliated partnership............................................      --
  Income taxes payable.........................................................      --
  Deferred tax liability.......................................................      --
  Net liabilities from discontinued operations.................................      --
                                                                                 ----------
      Total liabilities........................................................   3,141,596
                                                                                 ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value, 20,000,000 shares authorized, 2,953,622 shares
    issued and outstanding.....................................................       2,954
  Additional paid-in capital...................................................   7,902,561
  Accumulated deficit..........................................................    (841,973)
                                                                                 ----------
      Total stockholders' equity...............................................   7,063,542
                                                                                 ----------
      Total liabilities and stockholders' equity...............................  $10,205,138
                                                                                 ----------
                                                                                 ----------

The accompanying notes are an integral part of this consolidated balance sheet.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                           1998           1997
                                                                                       -------------  ------------
REVENUE:
  Commissions........................................................................  $   2,538,436  $  2,612,251
  Underwriting and management fees...................................................        699,797       324,826
  Interest and dividends.............................................................        334,793        54,724
  Loss on trading....................................................................       (637,957)      --
                                                                                       -------------  ------------
      Total revenue..................................................................      2,935,069     2,991,801
                                                                                       -------------  ------------
EXPENSE:
  Compensation and benefits..........................................................      2,185,396     1,120,753
  Floor brokerage and clearing fees..................................................        430,989       286,505
  Communications.....................................................................        192,408       154,364
  Occupancy, equipment rental, and depreciation......................................        460,079       355,542
  Travel and business development....................................................        255,017       210,881
  Professional fees..................................................................        416,267       103,431
  Other operating expense............................................................        610,671       269,797
                                                                                       -------------  ------------
      Total expense..................................................................      4,550,827     2,501,273
                                                                                       -------------  ------------
      (Loss) income from continuing operations before income tax (benefit)
        provision....................................................................     (1,615,758)      490,528

INCOME TAX (BENEFIT) PROVISION.......................................................       (485,000)      205,000
                                                                                       -------------  ------------
      (Loss) income from continuing operations.......................................     (1,130,758)      285,528

INCOME FROM DISCONTINUED OPERATIONS, net of income taxes of $40,000..................       --              51,459
                                                                                       -------------  ------------
      Net (loss) income..............................................................  $  (1,130,758) $    336,987
                                                                                       -------------  ------------
                                                                                       -------------  ------------

BASIC EARNINGS PER SHARE DATA:
  Income from continuing operations..................................................  $        (.40) $       0.14
  Income from discontinued operations................................................       --                0.03
                                                                                       -------------  ------------
      Net (loss) income..............................................................  $        (.40) $       0.17
                                                                                       -------------  ------------
                                                                                       -------------  ------------
  Weighted average shares outstanding................................................      2,792,891     2,001,914
                                                                                       -------------  ------------
                                                                                       -------------  ------------

 The accompanying notes are an integral part of these consolidated statements.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                           RETAINED
                                                                            ADDITIONAL     EARNINGS       TOTAL
                                                                COMMON       PAID-IN     (ACCUMULATED  STOCKHOLDERS'
                                                                 STOCK       CAPITAL       DEFICIT)       EQUITY
                                                              -----------  ------------  ------------  ------------

BALANCE, December 31, 1996..................................   $   1,945   $  1,309,005   $ (181,743)   $1,129,207

  Net income................................................      --            --           336,987       336,987

  Purchase of 152,250 shares of stock.......................        (152)      (217,348)      --          (217,500)

  Issuance of 196,594 shares of stock in exchange for a
    stock warrant...........................................         196           (196)      --            --
                                                              -----------  ------------  ------------  ------------

BALANCE, December 31, 1997..................................       1,989      1,091,461      155,244     1,248,694

  Net loss..................................................      --            --        (1,130,758)   (1,130,758)

  Accumulated deficit from discontinued operations..........      --            --           133,541       133,541

  Net proceeds from issuance of common stock................         965      6,811,100       --         6,812,065
                                                              -----------  ------------  ------------  ------------

BALANCE, December 31, 1998..................................   $   2,954   $  7,902,561   $ (841,973)   $7,063,542
                                                              -----------  ------------  ------------  ------------
                                                              -----------  ------------  ------------  ------------

 The accompanying notes are an integral part of these consolidated statements.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                             1998          1997
                                                                                        --------------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income...................................................................  $   (1,130,758) $  336,987
  Adjustments to reconcile net (loss) income to net cash used in operating activities:
    Depreciation expense..............................................................           7,500          --
    Unrealized/realized loss on securities owned......................................         637,957          --
    Deferred taxes....................................................................        (122,467)    108,000
    Effect from changes in assets and liabilities--
      Deposits with clearing organization.............................................      (2,348,484)     (5,116)
      Receivables from brokers and dealers............................................          53,722    (228,743)
      Receivables from discontinued operations........................................         800,672    (118,029)
      Receivables from affiliates.....................................................        (379,587)        (45)
      Income tax receivable...........................................................        (294,000)         --
      Advances to officer/employee....................................................        (481,147)    (66,378)
      Prepaids and other assets.......................................................        (494,764)    (24,330)
      Net assets from discontinued operations.........................................           5,934      83,628
      Accounts payable and accrued expenses...........................................         192,593     (24,104)
      Accrued compensation............................................................         173,897      (7,461)
      Deferred rent...................................................................         (10,905)         --
      Payable to affiliated partnership...............................................          (9,846)    (49,230)
      Income taxes payable............................................................         (97,837)    (52,504)
                                                                                        --------------  ----------
        Net cash used in operating activities.........................................      (3,497,520)    (47,325)
                                                                                        --------------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of office equipment........................................................         (22,810)     (9,785)
  Purchase of Bell....................................................................        (219,827)         --
  Purchase of investments.............................................................      (1,207,444)    (11,806)
  Proceeds from sale of investments...................................................       1,013,877          --
                                                                                        --------------  ----------
        Net cash used in investing activities.........................................        (436,204)    (21,591)
                                                                                        --------------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock..........................................       7,715,096          --
  Issuance costs......................................................................        (903,031)         --
  Purchase of stock...................................................................              --    (217,500)
                                                                                        --------------  ----------
        Net cash provided by (used in) financing activities...........................       6,812,065    (217,500)
                                                                                        --------------  ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................       2,878,341    (286,416)

CASH AND CASH EQUIVALENTS, beginning of year..........................................         211,342     497,758
                                                                                        --------------  ----------

CASH AND CASH EQUIVALENTS, end of year................................................  $    3,089,683  $  211,342
                                                                                        --------------  ----------
                                                                                        --------------  ----------

 >The accompanying notes are an integral part of these consolidated statements.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BUSINESS

    Chapman Holdings, Inc. (the "Company") provides securities brokerage and investment banking services. The Company, during December 1997, became the parent of a wholly-owned subsidiary, The Chapman Co. ("Chapman") and its two subsidiaries, Chapman Capital Management, Inc. ("CCM") and Chapman Insurance Agency, Incorporated ("CIA") pursuant to the merger of a newly formed wholly-owned subsidiary of the Company into Chapman. CCM and CIA were spun off from Chapman as part of the initial public offering ("IPO") on February 26, 1998.

    The Company allocates compensation, benefits and other costs to CCM and CIA on a proportional allocation cost method which management believes is reasonable. Compensation and benefits are allocated based on management's estimate of the percentage of time employees spend performing services for CCM and CIA. Other costs, consisting of communications, occupancy and administrative support, are allocated based on estimated usage by CCM and CIA.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. All significant intercompany balances have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACQUISITION

    The Company acquired all of the outstanding stock of Charles A. Bell (Bell), a securities brokerage firm located in San Francisco, California, on December 29, 1998, for approximately $391,200. The acquisition resulted in recording approximately $145,000 of intangible assets from the purchase price being in excess of the book value of Bell. The assets acquired consist of cash, current assets, property and intangibles.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents primarily consists of cash invested in the U.S. Treasury Money Fund, a fund managed by Chapman Capital Management, Inc., an affiliate.

INVESTMENTS

    Investments as of December 31, 1998 and 1997, consist primarily of certificates of deposit in which cost approximates market.

SECURITIES OWNED AND NOT YET PURCHASED

    Securities owned consist of trading proprietary stock, which is carried at market. The proprietary stock is primarily stock of Chapman Capital Management Holdings, Inc. (CCMH), a company whose majority

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) stockholder is also the majority stockholder of the Company. Chapman is the market maker for the Company and CCMH and, thus, holds their stock in inventory. As of December 31, 1998, Chapman held 115,997 shares of common stock of the Company, with a market value of $579,985. The proprietary stock was purchased on margin.

FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, receivables, investments, securities owned, advances, accounts payable, accrued expenses and margin loan payable approximate fair value.

EARNINGS PER SHARE

    As of December 31, 1997, the Company adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" (SFAS No. 128). Under SFAS No. 128, a company must disclose basic earnings per share (the principal difference being that common stock equivalence would not be considered in the compilation of basic earnings per share) and diluted earnings per share. The Company adopted this pronouncement which required restatement of all prior periods presented.

    Earnings per share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period the calculation is made. Common equivalent shares consist of shares issuable upon the exercise of stock warrants, using the treasury stock method. The weighted average shares outstanding as of December 31, 1998 and 1997, are the weighted average common shares outstanding of 2,792,891 and 2,001,914, respectively. The options granted during 1998 would be antidilutive and, thus, are not required in the earnings per share calculation.

INTANGIBLE ASSETS

    Intangible assets consist of a non-compete agreement of $75,000 being amortized over 2 years and goodwill of $70,000 being amortized over 15 years. These intangibles are related to the Bell acquisition.

SEGMENT REPORTING

    The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" as of December 31, 1998, and has determined that the Company has only one segment, securities brokerage and investment banking services. The Company came to this conclusion because the Company operates in one regulatory environment and has only one management group that manages the entire Company. Information on the Company's results are provided as one segment to the key decision-maker to make decisions.

COMPREHENSIVE INCOME

    The Company has adopted SFAS, No. 130, "Reporting Comprehensive Income" and has determined that the Company does not have any comprehensive income adjustments for the periods presented, and therefore, comprehensive income equals net income.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REVENUE RECOGNITION

    The Company records commission revenue, underwriting and management fees, and related expenses on a trade date basis.

VOLATILITY OF BUSINESS

    The Company's revenues and operating results may fluctuate from month to month, quarter to quarter and year to year due to a combination of factors, including the number of underwriting transactions in which the Company participates, access to public markets for companies in which the Company has invested as a principal, the level of institutional and retail brokerage transactions, and expenses of establishing new business units. The Company's revenues from an underwriting transaction are recorded only when the underwritten security commences trading; accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's operating results. As a result, the Company could experience losses if demand for the above transactions declines faster than the Company's ability to change its cost structure.

OFFICE EQUIPMENT

    Office equipment is depreciated using the straight-line method over the estimated useful life of 3 to 5 years. As of December 31, 1998, accumulated depreciation was $7,500.

TRANSACTIONS WITH CLEARING ORGANIZATION

    The Company is required to have cash on deposit with its clearing agent for general trading purposes. In addition, receivables from and payables to the clearing organization arise from cash settlements on ordinary trading activity and clearing expenses.

INCOME TAXES

    The Company accounts for income taxes under the separate company liability method, whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

2. INITIAL PUBLIC OFFERING AND SPIN-OFF OF OPERATIONS:

    On February 26, 1998, the Company consummated an initial public offering (the Offering) of its Common Stock pursuant to which the Company received net proceeds, after the offering costs, of approximately $6,812,000.

    Effective February 26, 1998, concurrent with the Company's completed initial public offering, the Company spun off two of its wholly owned subsidiaries, Chapman Capital Management, Inc. and the Chapman Insurance Agency, Inc. For the year ended December 31, 1997, the results of operations of CCM and CIA are reflected on the accompanying consolidated statement of operations as income from discontinued operations, respectively.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

3. CAPITAL STOCK:

    The common stock activity included in the accompanying consolidated financial statements has been restated to reflect the one-for-five share exchange of stock related to the merger of Chapman into the Company during 1998. As such, all share data related to Chapman prior to the merger has been restated at the Company's stock conversion amounts.

4. COMMITMENTS AND CONTINGENCIES:

    The Company has entered into an operating lease agreement for office facilities which expires on October 15, 2000. Rent expense under this agreement was $209,052 in 1998 and 1997. The aggregate minimum future annual rental for the following fiscal years ending December 31 is as follows:

1999..............................................................................  $  252,660
2000..............................................................................     200,022

    In addition, a proportionate share of real estate taxes and building expenses in excess of base year amounts are charged to the Company. This lease agreement includes scheduled rent increases which are recognized on a straight-line basis. As of December 31, 1998, the Company recorded $78,143 in deferred rent relating to this straight-line basis of rent expense recognition.

    The Company leases furniture and equipment from the Chapman Limited Partnership I (the Partnership), an entity in which certain officers and stockholders of the Company are partners. The lease requires monthly payments of $9,846 and contains one year renewable terms, at the option of the Company, through September 2000, at which time the Company can purchase the furniture and equipment at fair value. Rent expense under this lease agreement was $118,152 in 1998 and 1997.

    The Company clears all transactions for its brokerage customers through its clearing agent, which carries and clears all customer securities accounts. The clearing agent also lends funds to the Company's brokerage customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agent maintaining collateral in the form of saleable securities, cash or cash equivalents. Pursuant to the terms of the agreement between the Company and the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, the Company would be obligated to indemnify the clearing agent for any resulting losses. For the years ended December 31, 1998 and 1997, the Company did not incur such losses.

    Securities brokerage firms become parties to arbitrations brought by dissatisfied customers in the general course of business. The Company has been and is currently a party to such proceedings, none of which has resulted or which management believes will result in any material liability.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

5. INCOME TAXES:

    A reconciliation of the statutory income taxes to the recorded income tax (benefit) provision for the years ended December 31, 1998 and 1997, are as follows:

                                                                                    1998         1997
                                                                                 -----------  ----------
Statutory tax (at 35% rate)....................................................  $  (566,000) $  167,000
Effect of state income taxes...................................................      (79,000)     24,000
Effect of graduated tax rate...................................................      120,000      --
Effect of permanent book to tax differences....................................       40,000      14,000
                                                                                 -----------  ----------
Income tax (benefit) provision.................................................  $  (485,000) $  205,000
                                                                                 -----------  ----------
                                                                                 -----------  ----------

    The components of the income tax (benefit) provision for the years ended December 31, 1998 and 1997, are as follows:

                                                                                    1998         1997
                                                                                 -----------  ----------
Current........................................................................  $  (362,533) $   57,000
Deferred.......................................................................     (122,467)    108,000
Discontinued operations........................................................      --           40,000
                                                                                 -----------  ----------
Income tax (benefit) provision.................................................  $  (485,000) $  205,000
                                                                                 -----------  ----------
                                                                                 -----------  ----------

    The Company's deferred income tax asset and liability as of December 31, 1998, consist of the following:

Deferred tax asset:
  NOL carryforward..........................................................................  $   64,999
Deferred tax liability:
  Other.....................................................................................     (50,532)
                                                                                              ----------
Net deferred tax asset recorded on the consolidated balance sheet...........................  $   14,467
                                                                                              ----------
                                                                                              ----------

6. REGULATORY REQUIREMENTS:

    Pursuant to the requirements of the Securities and Exchange Commission's
(SEC) Uniform Net Capital Rule (Rule 15c3-1), the Company is required to maintain net capital, as defined, of not less than $100,000 and a ratio of aggregate indebtedness to net capital, as defined, not to exceed 15 to 1. As of December 31, 1998, the Company had excess net capital of $697,382 and a ratio of aggregate indebtedness to net capital of .7 to 1. As of December 31, 1997, the Company had excess net capital of $169,509 and a ratio of aggregate indebtedness to net capital of .9 to 1.

    The Company is subject to compliance with various SEC and National Association of Securities Dealers, Inc. (NASD) regulations. Also, the NASD periodically reviews the Company's records and procedures for compliance with its requirements. Any acts of noncompliance may subject the Company to fines and other punitive remedies and may significantly effect the Company's ability to operate.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

7. STATEMENTS OF CASH FLOWS-SUPPLEMENTAL DISCLOSURE:

    Supplemental cash flow disclosure for the years ended December 31, 1998 and 1997 were as follows:

                                                                                      1998       1997
                                                                                    ---------  ---------
Cash paid-
  Interest........................................................................  $   9,686  $   9,341
  Income taxes....................................................................     29,000    182,232

8. EMPLOYEE SAVINGS PLAN:

    The Company's Retirement Savings Plan, a 401(k) plan, provides participants a mechanism for making contributions for retirement savings. Each participant may make pre-tax and after-tax contributions based upon eligible compensation. The Company may make discretionary contributions based on the participants' compensation for the plan year. The Company elected not to contribute to the plan for the years ended December 31, 1998 and 1997.

9. OMNIBUS STOCK PLAN:

    In March 1998, Chapman started an Omnibus Stock Plan (the Plan) to enable selected management, employees, consultants and directors to acquire interest in Chapman through ownership of common stock. The Plan has 150,000 shares of common stock registered. On September 28, 1998, Chapman granted options for 43,900 shares of common stock at fair market value at the date of grant, which was $9.50. The options vested on the grant date and have a three-year term. None of those options had been exercised, expired or canceled as of December 31, 1998.

    The Company accounts for its stock-based compensation plans as permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation," which allows the Company to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and recognize no compensation cost for options granted at fair market prices. The Company has computed, for pro forma disclosure purposes, the value of all compensatory options granted during 1998, using the Black-Scholes option pricing model. The following assumptions were used for grants for the year ended December 31, 1998:

Risk free interest rate....................................................       4.51%
Expected dividend yield....................................................        0.0%
Expected lives.............................................................    2 years
Expected volatility........................................................         59%

    Options were assumed to be exercised upon vesting for the purposes of this valuation. Had compensation costs for compensatory options been determined consistent with SFAS No. 123, the Company's pro forma net loss and earnings per share information reflected on the accompanying consolidated statements

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

9. OMNIBUS STOCK PLAN: (CONTINUED)
of operations would have been increased to the following "as adjusted" amount for the year ended December 31, 1998:

Net loss:
  As reported...........................................................  $1,130,758
  As adjusted...........................................................  1,234,639
Basic earnings:
  Per share-
    As reported.........................................................       (.40)
    As adjusted.........................................................       (.44)

    Weighted average fair value of options granted for the year ended December 31, 1998, was $3.37. The value was calculated using the Black-Scholes option pricing model.

10. RELATED PARTY TRANSACTIONS:

    The Company served as the underwriter for DEM, Inc. (DEM), a registered non-diversified closed-ended management investment company. CCM provides investment advisory and administrative services to DEM under an investment advisory and administrative services agreement which sets forth the services to be provided and the fees to be charged. The Company purchased 69,000 shares of DEM stock during 1998. During the fourth quarter of 1998, DEM was dissolved. The Company recognized a $159,123 loss on trading due to this dissolution.

    Listed below are fees and commissions earned from DEM for the year ended December 31, 1997.

Included in continuing operations (underwriting fees).....................  $ 432,008
Included in discontinued operations.......................................    138,614
                                                                            ---------
                                                                            $ 570,622
                                                                            ---------
                                                                            ---------

    As of December 31, 1998, the Company had outstanding advances to its majority stockholder and other employees of $657,198. The advances to the majority stockholder are reflected in demand notes, which accrue interest at 5.5% per annum.

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    NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                     [LOGO]

                             CHAPMAN HOLDINGS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                THE CHAPMAN CO.

                                 April 5, 1999

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